Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) with an effective date of June 2, 2026 is executed by SENSUS HEALTHCARE, INC., a Delaware corporation, with an address of 851 Broken Sound Parkway N.W., #215, Boca Raton, Florida 33487 (“Borrower”) and CITY NATIONAL BANK OF FLORIDA, its successors and/or assigns, with an address of 2701 S. LeJeune Road, Coral Gables, Florida 33134 (“Lender”).

RECITALS

A. Borrower has requested, and Lender has agreed to make a revolving credit facility available to Borrower in the maximum principal amount of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00) (the “Loan”), as evidenced by that certain Revolving Promissory Note dated of even date herewith from Borrower in favor of Lender (as the same may be amended, restated, modified or replaced from time to time, the “Note”). The Note is secured by a (i) first priority blanket secured interest (subject to Permitted Liens (as defined below)) in all the business assets of Borrower as described in the Security Agreement (as defined below) and (ii) cash collateral in the amount of $2,230,000.00 held in the Cash Collateral Account (as defined below). The funds are to be used by Borrower for working capital needs.

B. Borrower and Lender have negotiated the terms and conditions of, and wish to enter into, this Agreement in order to set forth the terms and conditions of the Loan.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

1. Definitions. As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

(a) Account: Shall have the meaning set forth in the Code.

(b) Account Debtor: Means a Person who is obligated under any Account.

(c) Advance: A disbursement by Lender of a portion of the proceeds of the Loan

(d) Affiliate: Shall mean, with respect to a Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

(e)  Business Day: Means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Miami, Florida.

(f) Capital Expenditures: Means all expenditures which would be required to be capitalized and shown on the balance sheet of Borrower, including expenditures in respect to Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking of eminent domain or condemnation of the assets being replaced.

(g) Capital Lease: Means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real and personal property by such Person that is accounted for as a capital lease on the balance sheet of such Person.

(h) Cash Collateral Account: Shall have the meaning given to such term in Section 6(c).

(i) Cash Collateral Funds: Shall have the meaning given to such term in Section 6(c).

(j) Code: Means the Uniform Commercial Code (or any successor statute), as adopted and in force in Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document and not otherwise defined in such other Loan Document has the meaning given to the term in the Code.

(k) Collateral: Shall have the meaning given to such term in the Security Agreement. Lender shall have a first priority secured interest in the Collateral (subject to Permitted Liens).

(l)  Collateral Access Agreement: Means an agreement pursuant to which a lessor of property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory owned by Borrower, acknowledges the liens of Lender and waives any liens held by such Person on such property, and in the case of any such agreement with a lessor, permits Lender reasonable access to and use of such property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon, and contains such other provisions as otherwise acceptable to Lender.

(m) Debt Service: All principal and interest due and payable under the Note.

(n)  Debt Service Coverage Ratio (Post Distribution) or DSCR: For any computation, shall be defined as (i) Borrower’s EBITDA less cash taxes paid, less shareholder distributions, less net increases in loans/due to Related Parties less unfinanced Capital Expenditures, plus or minus extraordinary items at Lender’s sole and absolute discretion divided by (ii) scheduled payments of Long Term Debt plus interest expense, all calculated on a trailing twelve (12) month basis as of the end of each Fiscal Quarter in accordance with GAAP.

(o)  EBITDA: As applies to any Person, the sum of earnings before interest, taxes, depreciation and amortization all calculated on a trailing twelve (12) month basis in accordance with GAAP.

(p)  Event of Default: Shall have the meaning given to such term in Section 8.

(q)  Financing Statements: The financing statements to be filed in Florida, Delaware and Tennessee naming Borrower as debtor and Lender as secured party which are intended to perfect Lender’s security interest in the Collateral.

(r)  Fiscal Quarter: Means the fiscal quarters of Borrower ending on March 31, June 30, September 30 of each Fiscal Year.

(s)  Fiscal Year: Means the fiscal year of Borrower, which period shall be a Twelve (12) month period ending on December 31 of each year.

(t)  GAAP: Generally accepted accounting principles consistently applied, as adopted in the United States, and as amended from time to time.

(u)  Governmental Authority: Any governmental or quasi-governmental authority, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over Lender, Borrower, or the ownership, development or sale thereof.

(v)  Governmental Requirements: The standards for property appraisals established under applicable regulations governing national or state-chartered banks promulgated by the Board of Governors of the Federal Reserve System or the United States Comptroller of the Currency, and any other regulations promulgated by any Governmental Authority which apply to Lender.

(w)  Indebtedness: Means indebtedness or liability on account of advances or deposits, any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations.

(x)  Initial Advance: Shall have the meaning given to such term in Section 2(a).

(y)  Inventory: Shall be defined as present and future goods—including raw materials, work-in-process, finished goods, and supplies held by Borrower for sale, lease, or use in production including materials in transit, inventory in the possession of third parties (bailees), and proceeds from the sale of inventory.

(z)  [Intentionally Omitted]

(aa)  Key Officer: Means each of Joseph C. Sardano, Michael Sardano and Javier Rampiolla.

(bb)  Loan: Shall have the meaning given to such term in the recitals.

(cc)  Loan Documents: Any and all documents evidencing, securing, or executed in connection with the Loan, including, without limitation, (i) the Note, (ii) the Security Agreement, (iii) the Pledged Collateral Agreement, (iv) the Financing Statements and (v) this Agreement.

(dd)  Long Term Debt: Means any indebtedness or payment obligation of Borrower maturing more than Twelve (12) months from the date the Debt was incurred by Borrower.

(ee)  Maturity Date: Shall have the meaning given to such term in the Note.

(ff)  Note: Shall have the meaning given to such term in the recitals.

(gg)  Permitted Lien(s): Shall have the meaning given to such term in the Security Agreement.

(hh)  Person: A natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

(ii)  Pledged Collateral Agreement: That certain Pledged Collateral and Restricted Account Agreement dated of even date herewith from Borrower in favor of Lender, as the same may be amended, restated, modified, or replaced from time to time.

(jj)  Related Parties: Any affiliate, director, officer, employee or agent of Borrower.

(kk)  Restricted Commitment Amount: Shall have the meaning given to such term in Section 2(a)(iv).

(ll)  Security Agreement: That certain Security Agreement dated as of even date herewith from Borrower in favor of Lender in the form attached hereto as Exhibit “A”, as the same may be amended, restated, modified, or replaced from time to time.

(mm)  Total Liabilities: Borrower’s total stated liabilities, less subordinated debt.

(nn)  Unmatured Event Of Default: Any event that, if it continues uncured, will, with the lapse of time or notice, or both, constitute an Event of Default hereunder and under the other Loan Documents.

2. Loan Funding/Requests for Advances.

(a) Initial Funding. From the date hereof until and including the Maturity Date, Borrower may borrow, repay and reborrow, and Lender may advance and re-advance under this Loan Agreement and the Note from time to time the amount of $2,000,000.00 of the proceeds of the Loan (the “Initial Advance”), provided that at the time of the Advance, there is no ongoing Event of Default and Borrower is in compliance with all financial as well as reporting covenants contained in the Loan Documents. Lender’s obligation to make Advances under this Loan Agreement and the Note shall be contingent upon the establishment of the Cash Collateral Account described in Section 6(c) of this Agreement and may terminate, at Lender’s discretion, upon the earlier to occur of: (i) an Event of Default under this Agreement, or (ii) the Maturity Date. Provided, however, that the funding of Advances shall be limited by the following conditions:

(i)	There shall be no Advances until Borrower has established the Cash Collateral Account in the amount of $2,230,000.00, which account is to be established and funded prior to closing.

(ii)	Advances shall be limited to a Ninety percent (90%) advance rate based on the amount of the Cash Collateral Funds.

(iii)	The use of the remaining $13,000,000.00 of the Loan (the “Restricted Commitment Amount”) will be restricted for the remaining term of the Loan.

(b) Funding at Renewal of Loan. At the Maturity Date, upon Borrower’s request, Lender shall consider the renewal of the Loan which shall be subject to Lender’s completion of Lender’s standard underwriting procedures and credit approval. If the renewal of the Loan is approved by Lender, in its sole and absolute discretion, Borrower may borrow, repay and reborrow, and Lender may advance and re-advance under the Note from time to time the proceeds of the Loan, provided that the total principal balance outstanding at any one time does not exceed the principal amount stated on the face of the Note and provided that at the time of the Advance, there is no ongoing Event of Default and Borrower is in compliance with all financial as well as reporting covenants contained in the Loan Documents. Lender’s obligation to make such post-renewal Advances under this Note shall be contingent upon Borrower’s maintenance of the required Cash Collateral Funds in the Cash Collateral Account in accordance with Section 6(c) of this Agreement and may terminate, at Lender’s discretion upon the earlier to occur of: (i) an Event of Default under this Agreement or (ii) the Maturity Date. Provided, however, that the funding of such post-renewal Advances of the Restricted Commitment Amount of $13,000,000.00, shall be subject to compliance by Borrower with the following terms and conditions, in addition to the terms and conditions set forth in paragraph (a) above:

(i)	Borrower shall have generated Four (4) consecutive full Fiscal Quarters of positive net income, measured on a consolidated basis in accordance with GAAP.

(ii)	There is no ongoing Event of Default and Borrower is in material compliance with all financial as well as reporting covenants contained in the Loan Documents at the time of the request for such Advance or at the time of the funding of such Advance.

(iii)	Compliance by Borrower with the Debt Service Coverage Ratio (Post Distribution) required under Section 6(a) of this Agreement. Such compliance shall be tested based on the interest expense at the then prevailing indicative interest rate, the fully funded available commitment plus any existing Debt Service.

(iv)	Borrower shall have provided to Lender Borrower-prepared financial statements required under Section 6(e) of this Agreement showing the financial performance required under paragraph (i) above.

(c) Request for Advances. Each request for an Advance shall be made by Borrower’s delivery of an e-mail to Lender, by no later than 12:00 noon, Miami, Florida time, on the Business Day before the requested funding date set forth in the email. Each request for an Advance shall constitute a representation and warranty by Borrower that Borrower is in compliance with all the terms and conditions contained in the Loan Documents.

3. Expenses: Borrower shall pay all reasonable and documented fees and charges incurred in the procuring and making of the Loan and all other reasonable and documented expenses incurred by Lender during the term of the Loan, including without limitation, Florida Documentary Stamp Taxes, if applicable, recording expenses, and the reasonable and documented fees of the attorneys for Lender. Borrower shall also pay any and all insurance premiums, taxes and assessments incurred in connection with the Loan. Such amounts, unless sooner paid, shall be paid from time to time, as Lender shall request, either to the Person to whom such payments are due or to Lender if Lender has paid the same.

4. Warranties and Representations. Borrower represents and warrants (which representations and warranties shall be deemed continuing) as follows:

(a)  Organization Status. (i) Borrower is (1) a corporation duly organized under the laws of the State of Delaware, (2) is in good standing under the laws of the State of Delaware, (3) is authorized by the State of Florida to transact business in the State of Florida, and (4) has shares which have been duly and validly issued.

(b)  Compliance with Laws. Borrower is in compliance with all laws, regulations, ordinances and orders of all Governmental Authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a material adverse effect on the financial condition of Borrower and its ability to perform the obligations hereunder. There is no known violation of any applicable zoning, building or any other local, state or federal laws, ordinances or regulations existing with respect to the current use thereof; and, to the best of its knowledge, Borrower has obtained all licenses, permits and approvals required by all local, state and federal agencies regulating such current use; and, to the best of its knowledge, Borrower is in compliance with all laws, regulations, ordinances and orders of all Governmental Authorities.

(c)  Accurate Information. All written information now and hereafter furnished to Lender is and will be, when taken as a whole, true, correct and complete in all material respects. Any such written information relating to Borrower’s financial condition, when taken as a whole, has and will accurately reflect such financial condition as of the date(s) thereof, (including all contingent liabilities of every type) and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents other than as previously disclosed to Lender.

(d)  Authority to Enter Loan Documents. Borrower has full power and authority to enter into the Loan Documents and consummate the transactions contemplated hereby, and the facts expressed or implied in the opinions of its legal counsel are true and correct in all material respects.

(e)  Validity of Loan Documents. The Loan Documents have been approved by those Persons having proper authority, and are in all respects legal, valid and binding according to its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(f)  Priority of Lien on Collateral. No chattel bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any Collateral described in the Financing Statements.

(g)  Conflicting Transactions of Borrower. The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any lease, loan or credit agreement, or other instrument to which Borrower is a party or by which Borrower may be bound or affected.

(h)  Pending Litigation. There are no actions, suits or proceedings pending against Borrower, or, to the knowledge of Borrower, circumstances which could lead to such action, suits or proceedings against or affecting Borrower or the Collateral or involving the validity or enforceability of any of the Loan Documents, before or by any Governmental Authority, except actions, suits and proceedings which have been specifically disclosed to and approved by Lender in writing; and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(i)  [Intentionally Omitted]

(j)  [Intentionally Omitted]

(k)  Contracts. Neither Borrower nor any officer or director of Borrower, as applicable, has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Collateral other than Permitted Liens.

(l)  [Intentionally Omitted]

(m)  Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of their property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained.

(n)  Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time.

(o)  ERISA. Each employee pension benefit plan, as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Borrower, meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan.

(p)  Indemnity. Borrower will indemnify Lender and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Lender arising out of the material inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents.

(q)  No Default. There is no Event of Default on the part of Borrower under this Agreement, the Note, the Security Agreement or the other Loan Documents and no event has occurred and is continuing which constitutes an Unmatured Event of Default. Borrower is not in default in any material respect under any agreement or instrument to which Borrower is a party or by which Borrower may be bound which would individually or in the aggregate have a material adverse effect on the financial condition or business of Borrower.

(r)  Brokerage. Any brokerage commission due in connection with the transaction contemplated hereby has been paid in full and any such commission coming due in the future will be paid promptly by Borrower. Borrower agrees to and shall indemnify Lender from any liability, claim or loss arising by reason of any such brokerage commission. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claim or loss exists.

(s)  [Intentionally Omitted]

(t)  Ownership of Properties/Liens. Borrower owns good and, in the case of property, marketable title to all of its properties, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like).

5. Covenants. Borrower covenants and agrees with Lender as follows:

(a)  Taxes. Borrower certifies that Borrower has filed or caused to be filed all federal, state and other tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns or in any manner due to be paid (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by Borrower and not being contested in good faith, to the extent that such taxes have become due. Borrower further certifies that Borrower has paid all other taxes, levies and charges of any nature, including any governmental charges.

(b)  Notice of Litigation. Borrower shall promptly give Lender written notice of (i) a judgment entered against Borrower, or (ii) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower which, if adversely determined, would reasonably be expected to have a material adverse effect on the business of Borrower or which questions the validity of this Agreement, the Note, the Security Agreement or any other actions or agreements taken or to be made pursuant to any of the foregoing.

(c)  Notice of Default. Borrower shall promptly give Lender written notice of any act of default under any agreement with Lender or under any other contract to which Borrower is a party which would reasonably be expected to have a material adverse effect on the business of Borrower or the Collateral and of any acceleration of indebtedness caused thereby which would reasonably be expected to have a material adverse effect on the business of Borrower or the Collateral.

(d)  Reports. Borrower shall promptly furnish Lender with copies of all governmental agency, and other special reports pertaining to or affecting Borrower or the Collateral, which would reasonably be expected to have a material adverse effect on the business of Borrower or Collateral.

(e)  Change in Control or Management. No Key Officer of Borrower shall be removed without the prior written consent of Lender, which consent shall not be unreasonably withheld.

(f) Change in Fiscal Year or Fiscal Quarters. Borrower shall not change its Fiscal Year or Fiscal Quarters without the prior written consent of Lender. Borrower’s fiscal year ends on December 31. Borrower’s Fiscal Quarters end on March 31, June 30, September 30 and December 31.

(g)  [Intentionally Omitted]

(h)  [Intentionally Omitted]

(i)  No Encumbrances. Borrower shall not encumber the Collateral or any part thereof in any way without the prior written consent of Lender, except for Permitted Liens or as may otherwise be provided elsewhere herein or in the other Loan Documents.

(j)  No Sale of Assets. Borrower shall not, during the term of the Loan, transfer any material portion of Borrower’s respective assets unless such transfer is in the ordinary course of Borrower’s business, for fair market value and such fair market value is given to Borrower, in its sole name, and such transfer will not reasonably be expected to have a material adverse effect on the financial condition of Borrower and its ability to perform the obligations hereunder, as determined by Lender in its sole and absolute discretion.

(k)  Compliance with Laws. Borrower shall comply promptly with all federal, state and local laws, ordinances and regulations relating to the Collateral except to the extent that the failure to comply therewith would not reasonably be expected to have a material adverse effect on the financial condition of Borrower and its ability to perform the obligations hereunder.

(l)  Title to Personalty. Borrower will deliver to Lender, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to the Collateral subject to the lien of the Security Agreement.

(m)  Payment of Debts. Borrower shall pay and discharge when due and before any penalties or further charges, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes.

(n)  Collection of Insurance Proceeds. Borrower will cooperate with Lender in obtaining the benefits of any insurance or other proceeds lawfully or equitably payable to Borrower in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder (including the payment by Borrower of the expense of an independent valuation of the Collateral on behalf of Lender following the occurrence and during the continuance of an Event of Default).

(o)  Indebtedness. Borrower shall not incur, create, assume or permit to exist any indebtedness or liability, including but not limited, on account of advances or deposits, any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations without the prior written approval of Lender, except for (i) the Loan, (ii) the endorsement of checks for collection in the ordinary course of business and (iii) debt payable to utilities, suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due.

(p)  Guaranties. Except as may be in existence prior to the date hereof, as previously disclosed to Lender, Borrower shall not guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or for the purpose of paying or discharging indebtedness of any other Person, or otherwise.

(q)  Further Assurances and Preservation of Security. Borrower will do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Agreement, as Lender shall reasonably require from time to time, and will do such other acts reasonably necessary or desirable to preserve and protect the collateral at any time securing or intending to secure the Note, as Lender may reasonably require.

(r)  No Assignment. Borrower shall not assign this Agreement or any interest herein and any such assignment is void and of no effect. Lender may assign this Agreement and any other Agreements contemplated hereby, and all of its rights hereunder and thereunder, and all provisions of this Agreement shall continue to apply to the Loan, Lender agrees to notify Borrower of any such assignment within a reasonable time after the effective date of any assignment. Lender also shall have the right to participate in the Loan with any other lending institution.

(s)  Access to Books and Records. Borrower shall allow Lender, or its agents, after reasonable prior written notice and during reasonable normal business hours, to access Borrower’s books, records and such other documents, and allow Lender, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Lender shall be entitled to one (1) field exam, audit and inventory appraisal on an annual basis at Borrower’s expense throughout the term of the Loan.

(t)  Business Continuity. During the term of the Loan, Borrower shall conduct its business in substantially the same manner and locations as such business is now and has previously been conducted.

(u)  Insurance.

(1) Borrower shall obtain, maintain and keep in full force and effect during the term of the Loan, or cause Borrower’s lessees to obtain, maintain and keep adequate insurance coverage, with all premiums paid thereon and without notice or demand, with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation:

(i)  [Intentionally Omitted]

(ii) [Intentionally Omitted]

(iii) General liability insurance insuring against all claims for personal or bodily injury, death, or property damage occurring upon, in or about any Property owned by Borrower or occupied by Borrower, in an amount of not less than $1,000,000.00 single limit coverage, and $2,000,000.00 in the aggregate. Such policy shall include an additional insured endorsement naming Lender as additional insured and loss payee.

(iv) Insurance covering the Collateral in such amounts and against such other casualties and contingencies as may from time to time be reasonably required by Lender, including, without limitation, contents insurance and flood insurance with a deductible as per policy face amount or reflecting coverage in such amounts as Lender may require. Such policy shall include an additional insured endorsement naming Lender as additional insured and loss payee.

(v) [Intentionally Omitted]

(vi) Worker’s Compensation Insurance, if required by law.

(vii)  Any additional insurance which Lender may reasonably require.

(2) All policies of insurance required hereunder shall: (i) be written by carriers which are licensed or authorized to transact business in the State of Florida and are rated “A” or higher, Class XII or higher by Financial size as rated for carries not admitted in the State of Florida, according to the latest published AM Best’s Key Rating Guide, or a rated “B+” or higher, Class V or higher by Financial size as rated for carries admitted in the State of Florida, according to the latest published AM Best’s Key Rating Guide and which shall be otherwise acceptable to Lender in all other respects; as to any Collateral located outside the State of Florida, the policies of insurance required hereunder shall be written by carriers which are licensed or authorized to transact business in the State where the Collateral is located and are rated and “A” or higher, Class XII or higher by Financial size as rated for carries admitted in the state where the Collateral is located, according to the latest published AM Best’s Key Rating Guide, (ii) provide that Lender shall receive Thirty (30) days’ prior written notice from the insurer before a cancellation, modification, material change or non-renewal of the policy becomes effective, and (iii) be otherwise satisfactory to Lender.

(3) Borrower shall not, without the prior written consent of Lender, take out separate insurance concurrent in form or contributing with regard to any insurance coverage required by Lender.

(4) At all times during the term of the Loan, Borrower shall have delivered to Lender the original (or a certified copy) of all policies of insurance required hereby, together with receipts or other evidence that the premiums therefor have been paid.

(5) Not less than Thirty (30) days prior to the expiration date of any insurance policy, Borrower shall deliver to Lender the original (or certified copy) certificate, as applicable, of each renewal policy, together with receipts or other evidence that the premiums therefor have been paid.

(6) The delivery of any insurance policy and any renewals thereof, shall constitute an assignment thereof to Lender, and Borrower hereby grants to Lender a security interest in all such policies, in all proceeds thereof and in all unearned premiums therefor.

(v)  Subordination of Debt. Borrower agrees that Borrower will cause all of Borrower’s debts now owed or that may be owed in the future to any third parties (other than indebtedness owed to third parties that is permitted under Section 5(o)), shareholders, officers, directors, to be fully subordinate to the Loan on terms and conditions acceptable to Lender. Notwithstanding the foregoing, so long as Borrower is in compliance with the financial covenants contained herein and there is no Event of Default, and no condition exists, which but for the giving of notice or the passage of time would constitute and Event of Default, Borrower shall be permitted to make regular scheduled payments of principal and interest on such subordinated debt. Borrower shall not be allowed to repay such debts in full (other than in accordance with the regular schedule of payments of such debts) until the Loan is repaid, without the permission of Lender. Borrower agrees that the obligations contained in this paragraph are a material inducement to Lender to enter this Loan transaction.

(w)  Indemnification. Borrower hereby indemnifies and holds Lender, its directors, officers, agents, employees and attorneys harmless from and against any liability, loss, expenses, damage of any nature, and claims, including, without limitation, brokers’ claims, arising in connection with the Loan. The indemnifications of this Section shall not apply if such liability, loss, expenses, damage or claim (i) resulted from Lender’s gross negligence or willful misconduct or (ii) result from a claim brought by Borrower for breach in bad faith of such indemnified party’s obligations under any Loan Document.

(x)  Estoppel Certificate. At any time during the term of the Loan, within Ten (10) Business Days after written demand of such Borrower by Lender therefor, Borrower shall deliver to Lender a certificate, duly executed and in form satisfactory to Lender, stating and acknowledging, to the best of such Borrower’s knowledge, the then unpaid principal balance of, and interest due and unpaid, under the Loan, the fact that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments).

6. Financial and Reporting Requirements.

(a)  Debt Service Coverage Ratio (Post Distribution). Upon renewal of the Loan and Lender releasing to Borrower the full proceeds of the Loan, including the Restricted Commitment Amount, at all times during the term of the Loan, Borrower shall maintain a minimum Debt Service Coverage Ratio (Post-Distribution) of not less than 1.50, which is to be tested quarterly during the term of the Loan, as of the end of each Fiscal Quarter, beginning with the first Fiscal Quarter following the release of the full proceeds of the Loan. Testing shall be based on quarterly Borrower-prepared financial statements delivered to Lender pursuant to Section 6(e) or annual CPA-audited financial statements delivered to Lender pursuant to Section 6(f) and shall occur no later than (x) sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year and (y) ninety (90) days after the end of each Fiscal Year. If the Loan is not in compliance with the minimum DSCR, Borrower shall, within Thirty (30) days of Borrower’s receipt of written notice from Lender, satisfy the minimum DSCR requirement by (i) reducing the outstanding principal to an amount that will produce a DSCR of at least 1.50 or (ii) providing additional liquidity in the Cash Collateral Account. The pledging of any additional collateral as well as the choice of the option to satisfy the required minimum DSCR shall be exercised at Lender’s sole and absolute discretion.

(b)  Compliance Certificate (Debt Service Coverage Ratio (Post Distribution)). Upon renewal of the Loan and Lender releasing to Borrower the full proceeds of the Loan, including the Restricted Commitment Amount, contemporaneously with the delivery of Borrower’s financial statements to Lender pursuant to Section 6(e) and Section 6(f) of this Agreement, Borrower shall deliver to Lender a duly completed Compliance Certificate in the form attached hereto as Exhibit “B” as to Borrower’s compliance with the financial covenant contained in Section 6(a). The Compliance Certificate with appropriate insertions, dated as of the last day of the corresponding testing period described in Section 6(a) shall be signed by a senior officer of Borrower, and shall contain (i) a computation of the DSCR set forth in Section 6(a), and (ii) a statement to the effect that such officer has no knowledge that any Event of Default has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure.

(c)  Cash Collateral Account. Borrower shall establish a Restricted Cash Collateral Account in the amount of $2,230,000.00 (the “Cash Collateral Funds”). The Cash Collateral Funds shall be held in a restricted account maintained by Lender in the name of Borrower, under account number 30000892189 (the “Cash Collateral Account”). The Cash Collateral Funds shall not be available for the scheduled payments of Borrower’s obligations under the Note or the other Loan Documents. Pursuant to the terms of the Pledged Collateral Agreement, the Cash Collateral Funds shall be held as additional Collateral to secure payment of all sums now or at any time hereafter due from Borrower to Lender pursuant to the Note and other Loan Documents. Notwithstanding the foregoing to the contrary, upon an Event of Default, Lender shall have the right to disburse from the Cash Collateral Account any portion of the Cash Collateral Funds necessary to make any required payments due to Lender, as Lender may determine necessary in its sole and absolute discretion, under the Note and/or the other Loan Documents. If Lender disburses any funds from the Cash Collateral Account pursuant to the immediately preceding sentence, Lender shall have the right to require Borrower to provide Lender with additional Cash Collateral, within ten (10) days of Lender’s request, to maintain the amount of $2,230,00.00 in the Cash Collateral Account. Upon Lender’s determination, in its reasonable discretion, that Borrower has complied with all obligations under the Loan Documents, including the payment of any amounts due under the Note and the other Loan Documents, Borrower may request from Lender the release of the Cash Collateral Funds, which shall be released by Lender pursuant to the terms of the Pledged Collateral Agreement.

(d)  Depository Relationship. In consideration for Lender’s agreement to make the Loan, and for the interest rate and other terms agreed to by Lender, at all times during the term of the Loan, Borrower shall maintain a depository relationship with Lender.

(e)  Borrower-Prepared Financial Statements (Quarterly). Within Sixty (60) days after the end of the Fiscal Quarters ending on March 31, June 30 and September 30 of each Fiscal Year during the term of the Loan, Borrower shall supply Lender with (i) a Borrower-prepared financial statement in a form acceptable to Lender in its sole and absolute discretion, prepared on a consolidated basis in accordance with GAAP and all other applicable statutes, with comparable information for the year to date and the immediately preceding Fiscal Quarter, and (ii) such supporting documentation as Lender reasonably requests. Each such Borrower-prepared financial statement shall be accompanied by the Compliance Certificate described in paragraph (b) above. Borrower shall include a rolling four (4) quarter comparison of system sales volumes and installations, illustrating quarter over quarter changes in demand

(f)  Borrower’s CPA-Audited Financial Statements (Annual). Within ninety (90) days after the end of each Fiscal Year during the term of the Loan, beginning with the Fiscal Year ending December 31, 2026, Borrower shall supply Lender with (i) a CPA-audited financial statement for the preceding Fiscal Year in form acceptable to Lender in its sole and absolute discretion, prepared on a consolidated basis in accordance with GAAP and all other applicable statutes with comparable information for the year to date and the immediately preceding Fiscal Year and certified by a recognized firm of certified public accountants acceptable to Lender, in Lender’s sole but reasonable discretion, and (ii) such supporting documentation as Lender reasonably requests. Each such CPA-audited financial statement shall be accompanied by an unqualified opinion (or such other opinion as may be acceptable to Lender) of such CPA firm as to such financial statement.

(g)  Other Financial Reports. Borrower shall provide Lender any other financial reports as may reasonably be requested by Lender.

(l) Automatic Payments. At all times during the term of the Loan, Borrower shall maintain a demand deposit account with Lender from which the monthly payments on the Loan shall be automatically debited.

(m) Annual Reviews: Loan facility will be subject to satisfactory annual reviews by Lender.

7. [Intentionally Omitted]

8. Events of Default. Upon the occurrence of any of the following events (each an “Event of Default” and collectively, the “Events of Default”), Lender may at its option exercise any of its remedies set forth herein:

(a)  Borrower fails to make any payment under the Note, when due, whether on the scheduled due date or upon acceleration, maturity or otherwise or

(b)  Borrower fails to perform or comply with any obligation under the Loan Documents with respect to non-monetary obligations (other than obligations under Section 6), and such failure continues for twenty (20) days following delivery of written notice of such failure by Lender to Borrower; or

(c)  Borrower fails to pay or perform any other obligation, liability or indebtedness to any other party (other than Lender or any affiliate of Lender) and such failure would be reasonably be expected to have a material adverse effect on the financial condition of Borrower and its ability to perform the obligations hereunder; or

(d)  A “Default” or an “Event of Default” (as defined in each respective document) occurs (beyond any applicable notice and cure period) under any of the Loan Documents other than this Agreement; or

(e)  If any warranty or representation made by Borrower in the Loan Documents shall at any time be false or misleading in any material respect; or

(f)  The dissolution, termination of existence or loss of good standing status of Borrower, its subsidiaries or affiliates and such dissolution, termination of existence or loss of good standing status is note remedied within Twenty (20) days following written notice by Lender; or

(g)  The resignation or withdrawal, resignation, death of or declaration of legal incapacity of a Key Officer of Borrower; provided, however, that upon the withdrawal, resignation, death or declaration of incapacity of a Key Officer, Borrower shall have Thirty (30) days from the date of such event to provide Lender with a director or officer, as applicable, in substitution thereof, such substitute to be acceptable to Lender in its sole but reasonable discretion; or

(h)  [Intentionally Omitted]

(i)  Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships and such proceeding is not dismissed or withdrawn within sixty (60) days after its commencement; or

(j)  [Intentionally Omitted]

(k)  The entry of a final non-appealable judgment for the payment of money against Borrower by a court of competent jurisdiction (to the extent not covered by insurance) which would reasonably be expected to have a material adverse effect on the financial condition of Borrower and its ability to perform the obligations hereunder and/or which is not satisfied or otherwise released within Thirty (30) days after its entry; or

(l)  The seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any material portion of the property of Borrower; or

(m)  [Intentionally Omitted]

(n)  [Intentionally Omitted]

(o)  [Intentionally Omitted]

(p)  Borrower defaults under any loan, contract or agreement extended by Lender or any of its affiliates to Borrower (other than the Loan and the Loan Documents), as the same may be amended, restated, modified or replaced from time to time and Borrower fails to cure said default after reasonable notice; or

(q)  The failure of Borrower to timely provide any of the information as required in Section 6 of this Agreement; or

(r)  The failure of Borrower to timely satisfy any of the covenants as required in Section 6 of this Agreement.

9 Remedies of Lender. Upon the happening of an Event of Default, then Lender may, at its option, upon written notice to Borrower:

(a)  Terminate Lender’s obligations to make Advances under this Agreement;

(b)  Commence an appropriate legal or equitable action to enforce performance of this Agreement;

(c)  Accelerate the payment of the Note and the Loan and any other sums secured by the Security Agreement apply all or any portion of the Cash Collateral Funds toward payment of the Loan, and commence appropriate legal and equitable action to foreclose the Security Agreement collect all such amounts due to Lender;

(d)  Seek the appointment of a receiver as a matter of strict right and with the full consent of Borrower therefore being hereby given and granted by Borrower, such right to a receiver being without regard to the solvency of the receiver or the value of any security to the Loan, and for the purpose of preserving the Collateral, preserving waste and protecting all rights accruing to Lender by virtue of this Agreement, the Security Agreement all other Loan Documents. All expenses incurred in connection with the appointment of a receiver, or in protecting, preserving the Collateral, shall be charged against Borrower and shall be enforced as a lien against the Collateral;

(e)  Exercise all rights under any agreements assigned to Lender and take such action as may be reasonable to preserve and protect the Collateral; or

(f)  Exercise any other rights or remedies Lender may have under the Security Agreement or the other Loan Documents referred to in this Agreement or executed in connection with the Loan or which may be available under applicable law.

10. General Terms. The following shall be applicable throughout the period of this Agreement or thereafter as provided herein:

(a)  Rights of Third Parties. All conditions of Lender hereunder are imposed solely and exclusively for the benefit of Lender and its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the other Loan Documents, any provisions of which may be freely waived in whole or in part by Lender at any time if, in its sole discretion, it deems it desirable to do so.

(b)  Borrower is not Lender’s Agent. Nothing in this Agreement, the Note, the Security Agreement or any other Loan Document shall be construed to make Borrower Lender’s agent for any purpose whatsoever, or Borrower and Lender as partners, or joint or co-venturers, and the relationship of the parties shall, at all times, be that of debtor and creditor.

(c)  Loan Enforcement Expense. Borrower agrees to pay to Lender on demand all reasonable and documented costs and expenses incurred by Lender in seeking to enforce Lender’s rights and remedies under this Agreement, including court costs, costs of alternative dispute resolution and reasonable attorneys’ fees and costs, whether or not suit is filed, or other proceedings are initiated hereon.

(d)  Evidence of Satisfaction of Conditions. Subject to the terms of Section 5(s), Lender shall, at all times, be free independently to establish to its good faith and satisfaction, and in its absolute discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

(e)  Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

(f)  Invalid Provisions to Affect No Others. If performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced; accordingly, and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

(g)  Application of Interest to Reduce Principal Sums Due. In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Lender to reduce the principal sum of the Loan or any other amounts due Lender hereunder.

(h)  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law). Borrower hereby irrevocably submit to the non-exclusive jurisdiction of any Florida or Federal court sitting in Miami-Dade County, Florida over any suit, action or proceeding arising out of or relating to this Agreement, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Florida or Federal court sitting in Miami-Dade County, Florida may be made by certified or registered mail, return receipt requested, directed to Borrower at the address referenced in the Preamble to this Agreement and service so made shall be complete Five (5) days after the same shall have been so mailed.

(i) Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

(j)  Prior Agreement. To the extent necessary, this Agreement shall be deemed to be an amendment to any prior loan agreement between Borrower and Lender, and in the event of a conflict between the terms of this Agreement or any such prior agreement, the terms of this Agreement shall govern.

(k)  Waiver. If Lender shall waive any provisions of the Loan Documents or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Lender shall thereafter have the right to insist upon the enforcement of such conditions or provisions. Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

(l)  Notices. All notices from Borrower to Lender and Lender to Borrower required or permitted by any provision of this Agreement shall be in writing and sent by registered or certified mail or nationally recognized overnight delivery service and addressed at the address set forth for the parties hereto in the preamble to this Agreement or with respect to Advances under Section 2(b) via e-mail to such e-mail address as each party hereto may provide to the other party from time to time. Such addresses may be changed by such notice to the other party. Notice given as hereinabove provided shall be deemed given on the date of its deposit in the United States Mail and, unless sooner actually received, shall be deemed received by the party to whom it is addressed on the third calendar day following the date on which said notice is deposited in the mail, or if a courier system is used, on the date of delivery of the notice. Notices or other communications sent via e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested function, as available, return email or other written acknowledgment); provided, that if such email is not sent during the recipient’s normal business hours, such email shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

(m)  Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and its heirs, legal representatives, successors and assigns; but nothing herein shall authorize the assignment hereof by Borrower.

(n)  USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

(o)  Counterparts, Facsimiles. This Agreement may be executed in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by facsimile by such party to the other party hereto shall be binding on the sending party when such facsimile is sent, and such sending party shall within Ten (10) days thereafter deliver to the other parties a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

(p)  Waiver of Jury Trial. Lender and Borrower hereby knowingly, voluntarily, and intentionally waive the right any may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be contemplated to be executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party. This provision is a material inducement for Lender entering into this Agreement.

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[Signatures appear on following pages]

IN WITNESS WHEREOF, Borrower has executed this Loan Agreement as of the effective date set forth in the preamble to this Loan Agreement.

BORROWER:

SENSUS HEALTHCARE, INC.
a Delaware corporation

By:	/s/ Michael Sardano
Name: Michael Sardano
Title: President

Date: June 1, 2026

IN WITNESS WHEREOF, Lender has executed this Loan Agreement as of the effective date set forth in the preamble to this Loan Agreement.

LENDER:

CITY NATIONAL BANK OF FLORIDA

By:	/s/ Pierre Rogriguez
Name: Pierre Rodriguez
Title: Senior Vice President

Date: June 2, 2026

Exhibit “A”

Business Assets

Any and all property of Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, Borrower now or hereafter coming into the possession, control or custody of, or in transit to Lender or any agent or bailee for Lender or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Obligations (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, a Debtor, or rejected or refused by an Account Debtor.

(ii) All Inventory, including raw materials, work-in-process and finished goods

(iii) All goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures vehicles and Fixtures.

(iv) All Software and computer programs.

(v) All Securities, Investment Property, Financial Assets and Deposit Accounts.

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles.

(vii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Exhibit “B”

Form of Compliance Certificate

(Debt Service Coverage Ratio (Post-Distribution))

COMPLIANCE CERTIFICATE

To:	City National Bank of Florida

Re:	Covenant Compliance / Loan in the amount of $15,000,000.00 secured by (i) Cash Collateral Account in the amount of $1,500,000.00 and (ii) First Priority Blanket Secured Interest on all Business Assets of Borrower

Please refer to the Loan Agreement dated June , 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Sensus Healthcare, Inc., a Delaware corporation (the “Borrower”) and City National Bank of Florida (the “Lender”). Terms used but not otherwise defined herein are as defined in the Loan Agreement.

1. Financial Statements. Enclosed herewith is a copy of the Quarterly _____ or Annual _____ Financial Statements of Borrower as of ___________20___ (the “Computation Date”), which financial statements fairly represent in all material respects the financial condition and results of operations of Borrower as of the Computation Date and which has been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and in accordance with the terms of the Loan Agreement and the accounting standards required thereunder.

2. Financial Tests. Borrower hereby certifies and warrants to Lender that the following is a true and correct computation as of the Computation Date of the following ratios and/or financial covenants and restrictions contained in the Loan Agreement and that Borrower is___ or is not___ in compliance with the financial covenant indicated below:

A. Debt Service Coverage Ratio (Post-Distribution) required under Section 6 (a) of Loan Agreement

(1)	Borrower’s EBITDA	$________

(2)	Cash Taxes Paid	$________

(3)	Shareholder Distributions	$________

(4)	Net Increases in Loans/Due to Related Parties	$________

(5)	Unfinanced Capital Expenditures	$________

(6)	Plus or Minus Extraordinary Items	$________

(7)	Total Sum of (2)+(3)+(4)+(5)+(6)	$________

(8)	Schedule Payments of Long Term Debt	$________

(9)	Interest Expense	$________

(10)	Total Sum of (8) +(9)	$________

(11)	Total (7 divided by 10)	$________

(12)	Ratio of (7) divided by (1)	________

(13)	Minimum Allowed	1.50 to 1.00

(14)	In Compliance	Yes___ No___

Borrower further certifies to Lender that, to the best of Borrower’s knowledge, no Event of Default has occurred and is continuing under the Loan Agreement or other Loan Documents.

Borrower has caused this Certificate of Compliance to be executed and delivered by its duly senior authorized officer on _________, 202___.

Borrower:

Sensus Healthcare, Inc.

a Delaware corporation

By:__________________________

Name: _______________________

Title: ________________________